Exhibit 4.4

EXECUTION VERSION

First Supplemental Indenture

FIRST SUPPLEMENTAL INDENTURE (this “First Supplemental Indenture”), dated as of November 23, 2022, by and among Spirit AeroSystems, Inc., a Delaware corporation (the “Company”), Spirit AeroSystems Holdings, Inc., a Delaware corporation (“Holdings”), Spirit AeroSystems North Carolina, Inc., a North Carolina corporation (“Spirit NC” and, together with Holdings and any Person that becomes a Guarantor pursuant to Section 11.07 of the Indenture (as defined below), together with their respective successors and assigns, the “Guarantors”), and The Bank of New York Mellon Trust Company, N.A., a national banking association organized and existing under the laws of the United States of America, as trustee (the “Trustee”) and as collateral agent (the “Collateral Agent”).

RECITALS OF THE COMPANY AND THE GUARANTORS

WHEREAS, the Company, the Guarantors, the Trustee and the Collateral Agent entered into the Indenture, dated as of October 5, 2020 (the “Indenture”), providing for the issuance of the Company’s 5.500% Senior Secured First Lien Notes due 2025 (the “Notes”);

WHEREAS, pursuant to Section 9.02 of the Indenture, the Company, the Trustee and the Collateral Agent may amend or supplement the Indenture with the written consent of the Holders of at least a majority in aggregate principal amount of the outstanding Notes affected thereby (including consents obtain in connection with a tender offer or exchange offer for the Notes), provided that an amendment to effect a release of all or substantially all of the Collateral from the Liens securing the Notes must be consented to by the Holders of at least two-thirds in aggregate principal amount of Notes then outstanding;

WHEREAS, the Company has offered to purchase for cash any and all of the Notes (the “Offer”) and has solicited consents (the “Solicitation”) to certain amendments to the Indenture requiring the consent of a majority in aggregate principal amount of the Notes (the “Majority Amendments”) and certain collateral release amendments to the Indenture requiring the consent of at least two-thirds in aggregate principal amount of the Notes (the “Collateral Release Amendments” and, together with the Majority Amendments, the “Proposed Amendments”) pursuant to the Company’s Offer to Purchase and Solicitation of Consents, dated November 7, 2022 (the “Solicitation Statement”);

WHEREAS, the Company has obtained the written consent to the Majority Amendments to the Indenture from the Holders of at least a majority in aggregate principal amount of the Notes (the “Majority Requisite Consents”);

WHEREAS, the Company has obtained the written consent to the Collateral Release Amendments to the Indenture from the Holders of at least two-thirds in aggregate principal amount of the Notes (the “Two-Thirds Requisite Consents” and, together with the Majority Requisite Consents, the “Requisite Consents”);

WHEREAS, the Holders who have delivered such written consents to the Proposed Amendments have waived any rights to withdraw such consents pursuant to the Indenture;

WHEREAS, the execution and delivery of this Supplemental Indenture have been duly authorized by the parties hereto, and all conditions and requirements necessary to make this instrument a valid and binding agreement have been duly performed and complied with; and

WHEREAS, the Company hereby requests that the Trustee join in the execution and delivery of this First Supplemental Indenture, and the Company has delivered to the Trustee and the Collateral Agent the Board Resolution provided for in the second paragraph of Section 9.02 of the Indenture and delivered to the Trustee and the Collateral Agent evidence of the Requisite Consents to the Proposed Amendments, being the amendments provided for in Section 2 hereof and the release provided for in Section 3 hereof.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the Guarantors, the Trustee and the Collateral Agent mutually covenant and agree for the equal and ratable benefit of the holders of the Notes as follows:

1.              DEFINITIONS IN FIRST SUPPLEMENTAL INDENTURE. All terms contained in this First Supplemental Indenture that are defined in the Indenture and not defined herein shall, for all purposes hereof, have the meanings given to such terms in the Indenture, unless the context otherwise specifies or requires.

2.              AMENDMENTS. The Indenture is hereby amended as follows:

(a)            Section 4.03, Sections 4.05 through 4.06, Sections 4.08 through 4.11, Sections 4.13 through 4.14 and Section 4.16 are hereby deleted and are amended and restated in their entirety to read as follows:

“SECTION 4.03 Intentionally Omitted.

SECTION 4.05 Intentionally Omitted.

SECTION 4.06 Intentionally Omitted.

SECTION 4.08 Intentionally Omitted.

SECTION 4.09 Intentionally Omitted.

SECTION 4.10 Intentionally Omitted.

SECTION 4.11 Intentionally Omitted.

SECTION 4.13 Intentionally Omitted.

SECTION 4.14 Intentionally Omitted.

SECTION 4.16 Intentionally Omitted.”

(b)            Sections 5.01(b) and (c) of the Indenture are hereby deleted and are amended and restated in their entirety to read as follows:

“(b)         [Intentionally Omitted];

(c)            [Intentionally Omitted];”

(c)            Clause (h) of Section 6.01 of the Indenture is hereby deleted in its entirety, clause (g) of Section 6.01 of the Indenture is hereby amended to replace the semi-colon at the end of such clause with a period and clause (f) of Section 6.01 of the Indenture is hereby amended to add “and” after the semi-colon at the end of such clause.

(d)            Article XIII of the Indenture is hereby deleted and is amended and restated in its entirety to read as follows:

“ARTICLE XIII INTENTIONALLY OMITTED”

(e)            Each of the Notes and Exhibit A to the Indenture are hereby amended by deleting Section 20 on the reverse side thereof in its entirety.

(f)            Any definitions used exclusively in the provisions of the Indenture or Notes that are deleted pursuant to the amendments set forth under this First Supplemental Indenture, and any definitions used exclusively within such definitions, are hereby deleted in their entirety from the Indenture and the Notes, and all textual references in the Indenture and the Notes exclusively relating to paragraphs, Sections, Articles or other terms or provisions of the Indenture that have been otherwise deleted pursuant to this First Supplemental Indenture are hereby deleted in their entirety. The words “herein,” “hereof” and “hereby” and other words of similar import used in this First Supplemental Indenture refer to this First Supplemental Indenture as a whole and not to any particular section hereof.

(g)            Amendments to the Indenture pursuant to this First Supplemental Indenture shall also apply to the Notes.

3.              RELEASE OF COLLATERAL.

(a)            The Liens on the Collateral under the Collateral Documents are hereby released. The Trustee and the Collateral Agent shall execute any documents and/or termination statements reasonably requested by, and prepared by, the Company in order to release such Liens under the Collateral Documents on the Collateral. The Company is hereby authorized to file any lien releases, termination statements or similar documents as the Company determines are necessary or advisable to effect or reflect the release of Liens on the Collateral.

(b)            Notwithstanding the execution and delivery of this First Supplemental Indenture, the rights, privileges, and immunities of the Collateral Agent shall survive pursuant to the terms of the Indenture and the Collateral Documents (as in effect immediately prior to the execution and delivery of this First Supplemental Indenture).

4.              EFFECTIVENESS OF THIS SUPPLEMENTAL INDENTURE.

(a)            This First Supplemental Indenture shall become effective upon execution hereof by the Company, Holdings, Spirit NC, the Trustee and the Collateral Agent, but the amendments to the Indenture provided for in Section 2 hereof and the release of Collateral provided in Section 3 hereof shall not become operative except as set forth in Section 4(b) below.

(b)            The amendments to the Indenture provided for in Section 2 hereof and the release of Collateral provided for in Section 3 hereof shall become operative only at the time and on the date at which relevant consideration relating to the Notes pursuant to the Solicitation is paid, subject to the terms and conditions set forth in the Solicitation Statement. The Trustee and the Collateral Agent may conclusively presume that the amendments to the Indenture provided for in Section 2 hereof and the release of Collateral provided in Section 3 hereof shall not have become operative unless and until the Company has notified the Trustee and the Collateral Agent in writing (which may be by email) stating that such amendments and release have become operative and the date they became operative; provided that any failure of the Company to notify the Trustee and Collateral Agent pursuant to this sentence, or any defect in such notice, (i) shall not constitute a Default or Event of Default under the Indenture and (ii) shall not, in any way, impair or affect the validity or effectiveness of this First Supplemental Indenture or such amendments or release.

5.              RATIFICATION OF INDENTURE; SUPPLEMENTAL INDENTURES PART OF INDENTURE. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This First Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

6.              GOVERNING LAW. THE LAWS OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THIS FIRST SUPPLEMENTAL INDENTURE, WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

7.              TRUSTEE AND COLLATERAL AGENT. The Trustee and the Collateral Agent shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this First Supplemental Indenture or the recitals contained herein, all of which recitals are made solely by the Company and the Guarantors. All of the provisions contained in the Indenture in respect of the rights, privileges, protections, immunities, powers and duties of the Trustee and the Collateral Agent shall be applicable in respect of this First Supplemental Indenture as fully and with like force and effect as though fully set forth in full herein.

8.              COUNTERPARTS. This First Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument. The exchange of copies of this First Supplemental Indenture and of signature pages that are executed by manual signatures that are scanned, photocopied or faxed or by other electronic signing created on an electronic platform (such as DocuSign) or by digital signing (such as Adobe Sign) that is approved by the Trustee, shall constitute effective execution and delivery of this First Supplemental Indenture for all purposes. Signatures of the parties hereto that are executed by manual signatures that are scanned, photocopied or faxed or by other electronic signing created on an electronic platform (such as DocuSign) or by digital signing (such as Adobe Sign) that is approved by the Trustee, shall be deemed to be their original signatures for all purposes of this First Supplemental Indenture as to the parties hereto and may be used in lieu of the original.

Anything in the Indenture, the Notes or this First Supplemental Indenture to the contrary notwithstanding, for the purposes of the transactions contemplated by this First Supplemental Indenture, the Notes, the Collateral Documents and any document to be signed in connection with the Indenture, this First Supplemental Indenture or the Notes (including amendments, waivers, consents and other modifications, Officer’s Certificates and Opinions of Counsel and other related documents) or the transactions contemplated hereby may be signed by manual signatures that are scanned, photocopied or faxed or other electronic signatures created on an electronic platform (such as DocuSign) or by digital signature (such as Adobe Sign) that is approved by the Trustee, and contract formations on electronic platforms approved by the Trustee, and the keeping of records in electronic form, are hereby authorized, and each shall be of the same legal effect, validity or enforceability as a manually executed signature in ink or the use of a paper-based recordkeeping system, as the case may be.

9.              EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction thereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the date first above written.

SPIRIT AEROSYSTEMS, INC.

By:	/s/ Rhonda Harkins
Name: Rhonda Harkins
Title: Treasurer

SPIRIT AEROSYSTEMS HOLDINGS, INC.

By:	/s/ Rhonda Harkins
Name: Rhonda Harkins
Title: Treasurer

SPIRIT AEROSYSTEMS NORTH CAROLINA, INC.

By:	/s/ Rhonda Harkins
Name: Rhonda Harkins
Title: Treasurer

[Signature Page to First Supplemental Indenture]

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee and Collateral Agent

By:	/s/ April Bradley
Name: April Bradley
Title: Vice President

[Signature Page to First Supplemental Indenture]